Exhibit 99.1

Piedmont Natural Gas Reports Third Quarter Results

CHARLOTTE, N.C., Sept. 7 — Charlotte-based Piedmont Natural Gas (NYSE: PNY) today announced results for its third fiscal quarter ended July 31, 2007. For the quarter, the Company reported a seasonal loss of $9.1 million and ($0.12) per diluted share, compared with a loss of $12.4 million and ($0.16) per diluted share for the same quarter in 2006. For the nine months ended July 31, 2007, net income was $112.7 million and diluted earnings per share were $1.51, compared with $103.4 million and $1.36 for the prior nine-month period.

Thomas E. Skains, Chairman, President and CEO of the Company commented, “We continue to focus on our business fundamentals of process improvement, organizational efficiency and best-in-class service levels to our customers.” Mr. Skains went on to say, “We are making significant progress in these areas that will deliver long term benefits to our shareholders and customers.”

Utility margin in the third quarter increased by $2.2 million compared with the prior year’s quarter and $7.0 million for the fiscal year to date compared with the 9-month period ended July 31, 2006. The increase is primarily due to continued growth in our residential, commercial, and power generation customer base in our three-state service area.

Operations and maintenance expenses for the third quarter were up less than one percent from the same quarter a year ago but down $5.4 million for the fiscal year to date compared with the similar prior period. The fiscal year to date results reflect cost reductions from the Company’s 2006 management restructuring program and transportation cost reductions resulting from the implementation of the automated meter reading project completed earlier this year. These decreases were slightly offset by increased expenses associated with employee benefits and outside services.

Joint venture income, before taxes, was $5.8 million for the quarter, compared with $2.0 million for the same quarter of the prior year and $35.0 million for the year to date compared with $27.9 million for the same prior year period. The overall increase is due primarily to increased contributions from the Company’s SouthStar and Hardy Storage joint ventures.

Dividend Declared

At the Company’s regular quarterly meeting of its Board of Directors held today, a quarterly dividend on Common Stock of 25 cents per share was declared, payable October 15, 2007, to holders of record at the close of business on September 24, 2007.

Fiscal 2007 Earnings Guidance

Piedmont Natural Gas reaffirms its guidance for fiscal year 2007 earnings from continuing operations in the range of $1.40 to $1.50 per diluted share. Piedmont’s guidance includes management’s assessment of competitive market conditions in the natural gas industry, the margin stabilization features of the Company’s regulated utility gas tariffs, the Company’s accelerated share repurchase program and ongoing business process improvement cost savings and efficiencies. Changes in market conditions which the Company cannot reasonably anticipate could cause earnings for fiscal year 2007 to differ from this guidance.

Conference Call

In conjunction with the third quarter earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Thursday, September 13, 2007 at 2:30 p.m. Eastern Daylight Time, hosted by Chairman, President and Chief Executive officer Thomas E. Skains. Simply log on to the web at www.piedmontng.com and click on Investor Relations, then on Presentations. The conference call will be archived on the website.

Piedmont Natural Gas
Summary of Operations
(in thousands except per share amounts and degree days)
Three Months Ended	July 31		% Increase
	2007	2006	(Decrease)
	(Unaudited)	(Unaudited)
Operating Revenues	$224,442	$237,874	(6)%
Cost of Gas	149,284	164,892	(10)%
Margin	75,158	72,982	3%
Operations and Maintenance Expenses	52,849	52,424	1%
Depreciation	22,432	22,258	1%
General Taxes	7,643	8,427	(9)%
Utility Income Taxes	(8,787)	(9,101)	3%
Operating Income (Loss)	1,021	(1,026)	200%
Other Income (Expense), net	3,770	1,698	122%
Utility Interest Charges	13,931	13,061	7%
Net Loss	(9,140)	(12,389)	26%
Average Shares of Common Stock:
Basic	73,938	75,286	(2)%
Diluted	73,938	75,286	(2)%
Earnings Per Share of Common Stock:
Basic	($0.12)	($0.16)	25%
Diluted	($0.12)	($0.16)	25%
System Throughput — Dekatherms	36,268	37,969	(5)%
Gas Customers Billed in July	924	906	2%
System Average Degree Days — Actual	46	76	(40)%
System Average Degree Days — Normal	52	52	—
Percent Normal Degree Days	88%	146%	—
Nine Months Ended	July 31		% Increase

	2007	2006	(Decrease)

	(Unaudited)	(Unaudited)
Operating Revenues	$1,433,262	$1,642,419	(13)%
Cost of Gas	989,892	1,206,055	(18)%
Margin	443,370	436,364	2%
Operations and Maintenance Expenses	159,938	165,366	(3)%
Depreciation	66,038	65,903	—
General Taxes	25,260	25,198	—
Utility Income Taxes	58,795	55,562	6%
Operating Income	133,339	124,335	7%
Other Income (Expense)	21,386	17,592	22%
Utility Interest Charges	42,029	38,577	9%
Net Income	$112,696	$103,350	9%
Average Shares of Common Stock:
Basic	76,304	76,034	(2)%
Diluted	74,576	76,238	(2)%
Earnings Per Share of Common Stock:
Basic	$1.52	$1.36	12%
Diluted	$1.51	$1.36	11%
System Throughput — Dekatherms	162,877	156,475	4%
Gas Customers Billed in July	924	906	2%
System Average Degree Days — Actual	2,869	2,929	(2)%
System Average Degree Days — Normal	3,174	3,173	—
Percent Normal Degree Days	90%	92%	—

Forward-looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to future events, risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions, competition from other providers of similar products and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will,” “assume,” “can,” “estimate,” “forecast,” “future,” “indicate,” “outlook,” “plan,” “predict,” “seek,” “target,” “would,” and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are only as of the date they are made and we do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward- looking statements may be found in Piedmont’s 2006 Form 10-K, which is available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to more than one million residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 62,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy- related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation.
Additional information about Piedmont is available on the Internet at http://www.piedmontng.com.

SOURCE Piedmont Natural Gas Company

CONTACT: David L. Trusty, +1-704-731-4391,
david.trusty@piedmontng.com,
or Investor Relations, John Sutphin, +1-704-731-4314,
john.sutphin@piedmontng.com,
both of Piedmont Natural Gas Company